Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 1,222,502,761.00	0.0001381	$ 168,827.63
Fees Previously Paid
	Total Transaction Valuation:	$ 1,222,502,761.00
	Total Fees Due for Filing:			$ 168,827.63
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 168,827.63
Offering Note
[1]	(1) Title of each class of securities to which transaction applies: common stock, $0.0001 par value per share, of Ventyx Biosciences, Inc. ("Ventyx"), and Series A Non-Voting Convertible Preferred Stock, $0.0001 par value per share, of Ventyx ("preferred stock"). (2) Aggregate number of securities to which transaction applies computed pursuant to Exchange Act Rule 0-11: As of the close of business on January 15, 2026, the maximum number of shares of Ventyx's common stock to which this transaction applies is estimated to be 83,238,484 which consists of (a) 71,760,778 shares of common stock outstanding as of January 15, 2026 and entitled to receive the per share merger consideration of $14.00; (b) 11,387,272 shares of common stock underlying stock options outstanding as of January 15, 2026, which may be entitled to receive the per share merger consideration of $14.00 minus the applicable per share exercise price; (c) 56,935 shares of common stock underlying restricted stock units subject to service-based, but not performance-based, vesting outstanding as of January 15, 2026, which may be entitled to receive the per share merger consideration of $14.00 and (d) 33,499 shares reserved for issuance pursuant to Ventyx's employee stock purchase plan. As of the close of business on January 15, 2026, the maximum number of shares of Ventyx's preferred stock to which this transaction applies is estimated to be 70,601. (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of the close of business on January 15, 2026, the underlying value of the transaction was calculated based on the sum of: (a) the product of 71,760,778 shares of common stock and the per share merger consideration of $14.00; (b) the product of 70,601 shares of preferred stock and the preferred stock per share merger consideration of $1,400.00; (c) the product of 11,387,272 shares of common stock underlying stock options and $10.34 per share (which is the difference between the per share merger consideration of $14.00 and the weighted average exercise price of $3.6604 per share); (d) the product of 56,935 shares of common stock underlying restricted stock units subject to service-based, but not performance-based, vesting and the per share merger consideration of $14.00; and (e) the product of 33,499 shares reserved for issuance pursuant to Ventyx's employee stock purchase plan and the per share merger consideration of $14.00 per share. (4) In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction as calculated in note (3) above multiplied by 0.0001381.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A